Exhibit 10.12

REGADO BIOSCIENCES, INC.

July 25, 2008

David J. Mazzo, Ph.D.

XXX XXXX XXX

XXXX, XX XXXXX

Dear David:

In follow-up to our recent discussions, I am pleased to offer you the position of President and Chief Executive Officer of Regado Biosciences, Inc. (the “Company”). In this role, you will report to the Company’s Board of Directors and will have direct responsibility for the day-to-day operations of the Company.

Your employment will begin on August 1, 2008.

The key terms and conditions of this offer are listed below:

•	A gross salary of $33,333.33 monthly (less taxes and authorized deductions) consistent with the Company’s normal payroll practices, which computes to $400,000.00 over a twelve-month period.

•

You will be eligible to participate in the Company’s Equity Compensation Plan and, subject to the formal approval of the Company’s Board of Directors, will be granted options representing 4.0% of the Company’s Common Stock, as calculated on a fully diluted basis (including unallocated options and stock pursuant to the Company’s Equity Compensation Plan), after giving effect to any increase made in connection with the currently planned increase in the number of shares available for grant pursuant to the Company’s Equity Compensation Plan that remains under discussion by the Company’s Board of Directors.

These options will have a per share exercise equal to the fair market value per share of the Company’s Common Stock as of the date of grant, and valued in accordance with the guidance set forth under Section 409A of the Internal Revenue Code. These options will be granted on the first day of employment with the Company. These options will vest and become exercisable from time to time, subject to the following schedule, which will be set forth in the option agreement: one-quarter will vest on the first anniversary of the date of your initial employment with the remainder vesting in equal monthly installments thereafter for the succeeding three (3) years; provided, however, these shares will vest and will become exercisable immediately upon a Change of Control (as defined on Appendix A attached to this letter) or upon a Corporate Reorganization (as defined on Appendix A attached to this letter), each of which, as well as all other terms applicable to the options as discussed above, will be set forth in the option agreement.

Additional option shares may be awarded by the Company’s Board of Directors from time to time as determined by the Company’s Board of Directors.

•

You will be eligible for a bonus that will be determined by the Company’s Board of Directors based upon the Company’s achievement of its 2008 corporate objectives (a copy of which previously has been provided to you), as well as your achievement of your individual objectives to be mutually agreed by the Company’s Board of Directors and yourself. This bonus will be targeted at 50% of your salary, pending the achievement of the Company’s objectives and your individual objectives as described above. Payments of any bonus will be pro-rated during your first calendar year of employment based on the number of full months of service during the Company’s fiscal year. In order to be eligible to receive a bonus payment, you must be in an active working status with the Company (or its subsidiary) at the time of such payment. For each calendar year following 2008, you will be eligible to receive an annual bonus on substantially equivalent targets, terms and conditions. Each such bonus that relates to a particular calendar year, to the extent earned, will be paid no later than March 15th of the year following such calendar year.

•	The Company (or its subsidiary) will reimburse your reasonable business expenses in accordance with the Company’s business expense policy.

•

In the event your employment is terminated by the Company (or its subsidiary) without cause (as defined below), (A) you will receive payments equal to the sum of twelve (12) months of salary and the target bonus (less taxes and authorized deductions), to be paid bimonthly in accordance with the Company’s customary payroll practices, commencing immediately following the earlier of (i) the effectiveness of the release of claims discussed below and (ii) the Company’s failure to provide a reasonably acceptable form within 3 days following such termination of employment as discussed below (the “Severance Payments”); provided, that if such termination of employment occurs on or after October 10th of any year, the Severance Payments shall commence no earlier than January 1st of the following year; and (B) if you then participate in the Company’s (or its subsidiary’s) medical and/or dental plans an you timely elect to continue and maintain group health plan coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the Company (or its subsidiary) will pay monthly on your behalf a portion of the cost of such coverage for the twelve (12) months after the date of your termination, which payments will be equal to the amount of the monthly premium for such coverage less the amount that you would have been required to pay if you had remained an active employee of the Company. As used in this letter, “cause” will be defined as: (i) a material act or act of fraud committed by you that is intended to result in your personal enrichment to the detriment or at the expense of the Company; (ii) you are convicted of a felony; (iii) willful and continued failure by you to perform the duties or obligations reasonably assigned to you by the Company’s Board of Directors from time to time, which is not cured upon ten (10) days prior written notice (unless such failure is not susceptible of a cure); or (iv) you violate the Company’s Proprietary Information, Inventions and Noncompetition Agreement signed in conjunction with this letter as described below. In the event of any termination of this letter for any reason other than a termination by the Company (or its subsidiary) without cause, the Company (or its subsidiary) will have no obligation or liability with respect to any obligations described above. The Company (or its subsidiary) may terminate your employment at any time.

•

You will be eligible for the Company’s benefits plan(s) offered or provided by the Company (or its subsidiary) from time to time, subject to any vesting requirements that may be imposed by any such benefit plan.

•

If you are not eligible to participate in the Company’s (or its subsidiary’s) medical, and/or dental plans (or determine prior to August 1, 2008 that you do not wish to participate in the Company’s (or its subsidiary’s) medical and/or dental plans), then the Company (or its subsidiary) will pay on your behalf monthly an amount equal to $2,964.81 for the period commencing on August 1, 2008 and ending on the earlier of (i) July 31, 2009, or (ii) the date you participate in the Company’s medical and/or dental plans, as applicable, if you timely elect to continue and maintain group health plan coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, which reflects the anticipated costs of maintaining such group health plan coverage.

•

The Company will reimburse you up to $8,836 during each calendar year (pro-rated based on the number of months employed by the Company or its subsidiary during any such calendar year) with respect to any supplemental long-term disability insurance and/or supplemental life insurance that you obtain during the term of your employment.

•

Your office will be located in a mutually agreed location in New Jersey. The Company will establish a subsidiary, on or before August 1, 2008, that will open an office in a mutually agreed location in New Jersey on or before December 31, 2008 and the office will provide such resources as are customary for the executive offices of a biotechnology company of the Company’s current stage of development.

•

You will be entitled to paid vacation in accordance with the Company’s vacation policies in effect for the Company’s executive team during your employment and, notwithstanding anything to the contrary in those policies, will be entitled to twenty (20) days of vacation each calendar year.

•

During the term of your employment by the Company, you may serve on the board of directors of up to two (2) other corporations so long as such services does not interfere with your duties to the Company and such other corporations are not competitors of the Company.

•	You will be elected to the Company’s Board of Directors upon commencement of your employment.

•

You will be responsible for all taxes assessed against you with respect to the compensation and benefits described in this letter, other than typical employer-paid taxes such as FICA, and the Company (or its subsidiary) makes no representations as to the tax treatment of such compensation and benefits. To the extent permitted under applicable regulations and/or other guidance of general applicability issued pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company reserves the right to modify this letter to conform with any or all relevant provisions regarding compensation and/or benefits so that such compensation and benefits are exempt from the provisions of Code Section 409A and/or otherwise comply with such provisions so as to avoid the tax consequences set forth in Code Section 409A(a)(1) and to assure that no payment or benefit shall be subject to an “additional tax” under such

Section 409A. Notwithstanding, to the extent the Company determines that you are a “specified employee” to whom Code Section 409(a)(2)(B)(i) applies with respect to any of the compensation and/or benefits described above, the Company will delay the payment of such compensation and/or the provision of such benefits until the date that is six months after the date of your separation from service (within the meaning of section 409A of the Code) and the first such payment shall include the cumulative amount of any payments that could have been paid prior to such date if not for such restriction, together with interests on such cumulative amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the date of termination.

•

In order to receive the Severance Payments, you must timely execute a separation agreement and general release in a customary form as is determined to be reasonably necessary by the Company in its good faith and reasonable discretion; provided, that the Company provides you with a reasonably acceptable form of release within 3 days following your termination of employment. The Severance Payments are subject to your execution of such reasonably acceptable form of release within 45 days of such receipt. Notwithstanding anything to the contrary contained in this letter, the Company’s obligations to provide you with the Severance Payments will immediately cease if you breach any of the provisions of the Company’s Proprietary Information, Inventions and Noncompetition Agreement or any other agreement you have with the Company, or if any provision of those agreements is determined to be unenforceable, to any extent, by a court or arbitration panel, whether by preliminary or final adjudication.

•

You represent that you are free to accept employment with the Company without any contractual restrictions, express or implied, with respect to any of your prior employers and/or positions, and you understand that this offer and continued employment at the Company are contingent on the accuracy of this representation.

•

You agree to be bound by and to comply fully with all Company policies and procedures for employees, including but not limited to, all terms and conditions set forth in the Company’s employee handbook, compliance manual and any other memoranda and communications applicable to you pertaining to policies, procedures, rules and regulations, as currently in effect and as may be amended from time to time. These policies and procedures include, among other things and without limitation, your obligations to comply with Company rules regarding confidential and proprietary information and trade secrets, and to furnish accurate and complete information to the Company in connection with your employment.

This letter will be binding upon any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company. This letter will also be binding upon, inure to the benefit of and be enforceable by the parties hereto and their successors and assigns. You may not assign or otherwise transfer any of your rights or interests in this letter without the prior written agreement of the Company. Upon assignment by the Company to a successor, all of the rights and obligations of the parties under this letter will remain in effect except that the rights and obligations of the Company will become rights and obligations of the successor (and references herein to the Company will refer instead to the successor).

Nothing in this letter is intended to create a fixed term of employment at the Company (or its subsidiary) or to guarantee your employment with the Company (or its subsidiary). Your employment with the Company (or its subsidiary) is on an at will basis, meaning that the Company (or its subsidiary) will be free to terminate your employment at any time, with or without cause and with or without notice, and that you will be free to terminate your employment at any time.

Prior to initiating employment, you will be required to sign the Company’s Proprietary Information, Inventions and Noncompetition Agreement, which will preclude your employment by, or active participation in, any competitor of the Company for up to one (1) year after termination of employment with the Company. Furthermore, in compliance with the Immigration Reform and Control Act of 1986, each new employee, as a condition of employment, must complete an Employment Verification Form I-9 and present proof of identity and employment eligibility. Please plan to bring the necessary documentation on your first day of work.

On behalf of the Company’s Board of Directors, I trust you will find these terms of employment acceptable and look forward to having you join the Company’s management team. Please give me a call for any clarification of this letter.

Kindly indicate your acceptance of this offer by signing the original offer letter, the Proprietary Information, Inventions and Noncompetition Agreement and by returning them in the enclosed envelope. Please retain the duplicate copies for your records.

If possible, I would like to reach an agreement on these terms prior to July 25, 2008.

Thank you for your keen interest in the Company.

Sincerely,

/s/ Dennis G. Podlesak
Dennis G. Podlesak
Chairman

Enclosures as stated

ACCEPTED:	/s/ David J. Mazzo	DATE:	July 25, 2008
David J. Mazzo, Ph.D.